UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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CANO HEALTH, INC.
(Name of Registrant as Specified In Its Charter)

ITC RUMBA, LLC EGGE, LLC EG ADVISORS, LLC JAWS EQUITY OWNER 146, LLC ELLIOT COOPERSTONE LEWIS GOLD BARRY S. STERNLICHT
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Elliot Cooperstone, Lewis Gold and Barry S. Sternlicht, together with the other participants named herein (collectively, the “Former Directors Group”), have filed a definitive proxy statement and accompanying GREEN proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes to WITHHOLD with respect to the election of certain directors, Dr. Alan Muney and Ms. Kim M. Rivera, of Cano Health, Inc., a Delaware corporation (the “Company”), at the Company’s 2023 annual meeting of stockholders (the “Annual Meeting”).

Item 1: On June 7, 2023, the Former Directors Group issued the following press release:

ISS and Glass Lewis Recommend Cano Health Stockholders WITHHOLD on Incumbent Directors Dr. Alan Muney and Kim Rivera

ISS, a Leading Independent Proxy Advisory Firm, Concludes the “TSR Underperformance and Corporate Governance Concerns Raised in This Contest Suggest That the Board is Unable or Unwilling to Hold Management Accountable”

Glass Lewis, a Leading Independent Proxy Advisory Firm, Notes That a WITHHOLD Vote on Both Directors is “the Most Effective Means to Communicate Dissatisfaction with the Status Quo”

NEW YORK & MIAMI--(BUSINESS WIRE)--Elliot Cooperstone, Lewis Gold and Barry Sternlicht (collectively with certain of their affiliates, the “Group” or “we”), who recently resigned as members of the Board of Directors (the “Board”) of Cano Health, Inc. (“Cano” or the “Company”) (NYSE: CANO) and collectively own an approximately 35% equity stake in the Company, today announced that both leading independent proxy advisory firms – Institutional Shareholder Services, Inc. (“ISS”) and Glass, Lewis & Co. ("Glass Lewis") – have recommended Cano stockholders WITHHOLD support for the Company’s two director candidates: Dr. Alan Muney, Chair of Cano’s Compensation Committee, and Kim Rivera, Chair of Cano’s Nominating and Corporate Governance Committee. Dr. Muney and Ms. Rivera, who also serve on Cano’s Audit Committee, are the only two directors up for re-election at the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) scheduled to be held on June 15, 2023.

The Group commented:

“We appreciate that ISS and Glass Lewis have validated our campaign for boardroom change by recommending stockholders withhold their support for Dr. Muney and Ms. Rivera at the upcoming Annual Meeting. As indicated by both firms in their reports, the Board is to blame for Cano’s litany of governance failures, consistent poor performance, and lack of oversight of Chief Executive Officer Dr. Marlow Hernandez’s insider dealings and questionable actions. We believe that Dr. Muney and Ms. Rivera bear direct responsibility for many recent anti-stockholder actions given their roles leading key committees. While we await a ruling on whether the Company will be compelled to re-open its nomination and proposal window, withholding support on these individuals is the best way to send the message that the status quo is no longer acceptable. It is also the first step toward initiating a sorely needed turnaround at Cano.”

In its report, ISS notes the following:1

•	“The company's total shareholder return since it began trading publicly has significantly underperformed the median of its peers and the relevant benchmark index.”

1 Permission to quote ISS was neither sought nor obtained. Emphases added.

•	“[…] the TSR and corporate governance indicate that change is warranted […] this vote is at best an opportunity for shareholders to send a message to the board.”

•	“The timing and nature of a number of the board's decisions call into question the incumbent directors' independence and ability to hold management accountable. Specific examples include: the decision to conclude the internal investigation into related-party transactions, borrowing, and pledging […] the delay in separating the Chairman and CEO roles […] [and] the board's decision to defend unvetted business arrangements with the CEO's family […]”

•	“The board heard from its internal investigator in early February 2023 regarding code of conduct violations that required remediation, but it did not take meaningful action until mid-April after it learned that the dissident planned to run a proxy contest. This reactive approach raises the possibility that the board is more concerned with the consequences of transparency than with maintaining shareholders' confidence in the board's credibility.”

•	“The board formed a special committee, purportedly in response to a director's threat to resign, and then used that committee to oversee matters that were unrelated to the resignation threat, most notably the decision to conclude Weil's investigation which prompted all three members of the dissident group to resign from the board. The effort to create the special committee was spearheaded by Muney and Rivera. As a result, it appears appropriate for shareholders to signal their concern to the board by withholding support from the targeted directors.”

•	“[…] the classified board and supermajority voting requirements to amend CANO's governing documents would warrant a withhold recommendation for Rivera, even absent a vote no campaign.”

In its report, Glass Lewis notes the following:2

•	“[…] there is adequate strategic, financial and governance cause for investors to withhold votes from Cano nominees Muney and Rivera at this time.”

•	“[…] the Dissidents more persuasively establish a pattern of mounting concern and demands for transparency and accountability prior to their very public exit, while Cano’s rebuttal offers comparatively modest cause to suggest the remaining members of the board take seriously the Company’s flagging performance, dismal shareholder returns, subpar valuation or litany of atypical and poorly disclosed dealings relating to Dr. Hernandez.”

•	“Given the scale of divergence relative to the Company’s self-selected clinical peer set, we find it disconcerting that the remaining members of the board not only fail to meaningfully engage around the question of historical value creation, but seemingly ask investors to disregard Cano’s track record by suggesting that the very same directors are credibly positioned to realize the Company’s embedded value.”

•	“[…] [the Dissidents’] concerns – alongside Cano’s very limited, low context responses – heavily damage the incumbent board’s corporate governance credibility, and readily contribute to the idea that direct oversight of Dr. Hernandez is, at best, disconcertingly passive.”

•	“… there is […] suitable cause to suggest investors would benefit from enhanced oversight of Cano’s senior executives, including Dr. Hernandez.”

•	“…the Dissidents’ published materials more credibly establish doubts around the foregoing issues were raised reasonably contemporaneous with their emergence, which works against the notion that the Dissidents functionally cosigned on potentially problematic dealings relating to Dr. Hernandez up until their respective resignations.”

2 Permission to quote Glass Lewis was neither sought nor obtained. Emphases added.

***

As a reminder, the Group previously submitted a notice to Cano to nominate two highly qualified, independent candidates – Joseph Berardo, Jr. and Guy P. Sansone – for election to the Board at the Annual Meeting. Messrs. Berardo and Sansone possess significant healthcare services experience as well as backgrounds in corporate governance, capital allocation, transactions and strategic planning. The Group also submitted a business proposal to give stockholders the opportunity to vote on the removal of Dr. Hernandez, the Company’s Chief Executive Officer, from the Board for cause at the Annual Meeting.

Stockholders’ ability to vote on the election of the Group’s director candidates and its other proposal at the Annual Meeting is dependent on the success of its previously disclosed action in the Delaware Court of Chancery. The action seeks to compel Cano to reopen the window for nominating director candidates and making proposals under the Company’s Bylaws at the upcoming Annual Meeting. A ruling is expected this week.

***

We urge stockholders to vote WITHHOLD on Proposal 1, the election of Dr. Muney and Ms. Rivera, on any proxy card received (the GREEN or WHITE proxy card).

Visit www.SaveCano.com to download a copy of our investor presentation and obtain information on how to vote your shares.

***

Contacts

Investors:

HKL & Co., LLC

Peter Harkins, Jr. / Jordan Kovler

Toll-Free: (800) 326-5997

CANO@hklco.com

Media:

Longacre Square Partners

Charlotte Kiaie / Greg Marose

ckiaie@longacresquare.com / gmarose@longacresquare.com

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Item 2: The Former Directors Group posted the following materials to www.savecano.com, which were previously filed with the SEC: